Wright Express Extends Its Existing Fuel-Price Risk Management Program Through 2Q 2008
Program Extension Is Designed to Moderate the Sensitivity of the Company’s Earnings to Changes in Retail Fuel Prices, Price Range on New Purchase Between $2.61 and $2.67 per Gallon
SOUTH PORTLAND, Maine, May 15, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Wright Express Corporation (NYSE: WXS) announced today that it has extended its existing fuel-price risk program through the second quarter of 2008. The Company initially began executing on its current program in July 2005.
On May 10, 2006, the Company purchased instruments to cover an additional 30% of its anticipated fuel-price-related earnings exposure for the fourth quarter of 2007 and the first and second quarters of 2008. At this time, Wright Express has hedged 90% of the 2007 exposure, 60% of the first-quarter 2008 exposure and 30% of the second-quarter 2008 exposure.
The Company intends to continue to hedge approximately 90% of its fuel-price-related earnings exposure in every quarter, on a rolling basis. The instruments are designed to enhance the visibility and predictability of the Company’s future earnings. The program uses instruments that create a “costless collar” based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The May 10 purchase locked in a fuel price range of approximately $2.61 and $2.67 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

	Q1	Q2	Q3	Q4	Q1	Q2
	2007	2007	2007	2007	2008	2008
Average of low end of range	$2.29	2.29	2.32	2.41	2.48	2.61

Average of top end of range	$2.36	2.36	2.39	2.48	2.55	2.67
% Locked in	90%	90%	90%	90%	60%	30%
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for more than 295,000 commercial and government fleets containing 4.3 million vehicles. Wright Express markets these services directly as well as through more than 95 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 650 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: belief that the program is designed to moderate the sensitivity of earnings to changes in retail fuel prices; expectation that the instruments will enhance the visibility and predictability of the Company’s future earnings; the intention to hedge approximately 90 percent of its fuel-price-related earnings exposure in every quarter, on a rolling basis; as well as other statements regarding the structure of the new instruments and anticipated results. These forward- looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; changes in interest rates and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed with the SEC on March 15, 2006 and its subsequent filings with the SEC. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.
SOURCE Wright Express
Media, Jessica Roy, +1-207-523-6763,
Jessica_Roy@wrightexpress.com, or
Investor, Steve Elder, +1-207-523-7769,
Steve_Elder@wrightexpress.com,
both of Wright Express